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                                                              Exhibit 99.B(p)(9)

                              LSV ASSET MANAGEMENT
                               CODE OF ETHICS AND
                             PERSONAL TRADING POLICY


                                  NOVEMBER 2003

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         LSV Asset Management Code of Ethics and Personal Trading Policy


I.    GENERAL POLICY

LSV Asset Management ("LSV" or "Adviser") serves as investment adviser to certain assets of investment companies and other asset management accounts (jointly "Investment Vehicles") for a variety of institutional clients ("Advisory Clients").

LSV expects that all natural persons who are employees or consultants ("Staff Members") shall conduct any personal securities transactions consistent with this Code of Ethics and Personal Trading Policy (jointly "Policy") and in such a manner as to avoid any actual or potential conflict of interest or any abuse of a Staff Member's position of trust and responsibility. Staff Members shall not take advantage of their positions and shall place the interests of Advisory Clients first.

Staff Members may be subject to different pre-clearance standards, based on their responsibilities within LSV. As a result, it is important that all Staff Members pay special attention to the definition sections within this Policy as well as sections on restrictions, pre-clearance, and reporting.

EACH STAFF MEMBER SUBJECT TO THIS POLICY MUST READ AND RETAIN A COPY AND AGREE TO ABIDE BY ITS TERMS.

Any questions regarding LSV's policy or procedures should be referred to Tremaine Atkinson, Compliance Officer, (referred to throughout this document as "Compliance").

II.   DEFINITIONS

A. ACCESS PERSON - Staff Members (or employees of any company in a control relationship to LSV) who meet any of the following criteria:

      - in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of securities for an Investment Vehicle or whose functions relate to the making of any recommendations with respect to such purchases or sales;
      -   occupies the position of account or portfolio manager;
      -   provides or supplies information and/or advice to any such manager;
      -   executes or helps execute any such manager's decisions;
      - in connection with his or her regular functions, obtains contemporaneous information regarding the purchase or sale of securities by or for an Investment Vehicle;
      - any natural person in a control relationship to the Adviser who obtains information concerning recommendations made by the Adviser with respect to the purchase or sale of securities for an Investment Vehicle.

B. ASSOCIATE - any Staff Member who does not fall within the definition of Access Person above.

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C.    ACCOUNT - a securities trading account held by a Staff Member, held by a member of the Staff Member's immediate family living in the same household, and any other account over which the Staff Member exercises investment discretion or control.

D. REPORTABLE SECURITY - any security except the following: direct obligations of the Government of the United States; bankers acceptances, bank certificates of deposit, commercial paper and high quality debt instruments, including repurchase agreements; and shares issued by open-end funds.

E. PRE-CLEARANCE SECURITY - equities and any derivatives thereupon (options, futures, etc.); initial public offerings (IPOs); private placement securities.

F. A SECURITY IS "BEING PURCHASED OR SOLD" by any Investment Vehicle from the time a purchase or sale program has been communicated to the person who places the buy and sell orders for the Investment Vehicle until the time when such program has been fully completed or terminated.

III.  RESTRICTIONS ON PERSONAL SECURITIES TRANSACTIONS

When buying or selling securities, Staff Members may not employ any device, scheme or artifice to defraud, mislead, or manipulate any Investment Vehicle or Advisory Client.

Access Persons may not purchase or sell, directly or indirectly, any Reportable Security within 3 business days before or after the time that the same (or a related) security is being purchased or sold by Adviser for any Investment Vehicle.

No Staff Member shall profit from the purchase and sale or sale and purchase of a Reportable Security within 60 days of acquiring or disposing of beneficial ownership of that Security. Any profits so realized will be donated to charity. This restriction does not apply to Reportable Securities which are not owned or traded by or on behalf of an Investment Vehicle during the period of time in which the Staff Member's beneficial ownership occurs.

Staff Members may not receive any gift of more than de minimus value (currently $200 per year) from any person or entity that does business with the Adviser on behalf of any Investment Vehicle. This limitation is not intended to apply to meals, local transportation and entertainment received in the normal course of relationship development with such persons or entities. If a Staff Member has any concern regarding whether or not a gift is considered reasonable, he or she should consult with Compliance prior to accepting such a gift.

Staff Members may not serve on the board of directors of any publicly traded company absent prior authorization from the Management Committee of the Adviser which is based on a determination that board service would be consistent with the interests of Investment Vehicles and Advisory Clients.

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IV.   PRECLEARANCE

UNLESS SPECIFICALLY PROVIDED OTHERWISE, IN WRITING BY THE REVIEW OFFICER, ANY CLEARANCE GRANTED WILL BE VALID FOR A PERIOD OF 3 BUSINESS DAYS, WHICH INCLUDES THE BUSINESS DAY ON WHICH CLEARANCE IS GRANTED.

A.    ACCESS PERSONS:
Access Persons must pre-clear the following transactions with the Compliance Officer or his designated delegate:

          1.   Any transaction in a Pre-Clearance Security;

          2. Any sale, cover short or other type of termination of beneficial ownership of a REPORTABLE SECURITY that has been held for less than 60 days.

B.    ASSOCIATES:
Associates must pre-clear the following transactions with the Compliance Officer or his designee:

          1. Any sale, cover short or other type of termination of beneficial ownership of a REPORTABLE SECURITY that has been held for less than 60 days.

C.    ALL STAFF MEMBERS
The following transactions do not have to be pre-cleared:

      1. Purchases or sales of instruments that are not Pre-Clearance Securities as defined herein;

      2. Purchases or sales over which the Staff Member has no direct or indirect influence or control;

      3. Purchases or sales which are non-volitional on the part of either the Staff Member or any Investment Vehicle, including purchases or sales upon exercise of puts or calls written by the Staff Member and sales from a margin account pursuant to a bona fide margin call;

      4.  Purchases which are part of an automatic dividend reinvestment plan;

      5. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer.

      6. Transactions effected within any employee stock purchase program available to Staff Members.

Transactions which appear upon reasonable inquiry and investigation to present no reasonable likelihood of harm to any Investment Vehicle and which are otherwise in accordance with Rule l7j-l of the Investment Company Act of 1940 (the "40 Act") shall be entitled to clearance.

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V.    REPORTING REQUIREMENTS

The following reports are required to be filed with Compliance by all Staff Members for all Accounts that hold Reportable Securities:

      1. Duplicate brokerage statements and trade confirmations. It is the responsibility of the Staff Member to ensure that the broker/dealer sends all necessary documents to Compliance. Failure of a broker-dealer to send duplicate reports will not excuse a Staff Member's violation of this Section, unless the Staff Member demonstrates that he or she took every reasonable step to monitor the broker-dealer's compliance. If no such duplicate statement can be supplied, the Staff Member may obtain a special report form from Compliance.

      2. If trade confirmations are not received on a timely basis by Compliance, a quarterly report of all transactions in Reportable Securities is required. In addition, Access persons must report quarterly, new accounts in which the Access person holds any type of securities, including the name of the entity with whom the Access Person maintains the account and the date the account was opened.

      3. An annual list of holdings of Reportable Securities and, for Access Persons, a list of accounts which hold any type of securities, are to be filed within 30 days after the end of each calendar year.

      4.  Annual acknowledgement of the Policy.

      5. New employees must provide a list of all holdings of Reportable Securities within 10 business days of commencement of employment and, for Access Persons, a list of accounts which hold any type of securities.

VI.   COMPLIANCE OFFICER REVIEW DUTIES

Compliance will (i) review the trading activity reports, duplicate statements and/or trade confirmations filed by Staff Members, to ensure that pre-clearance has been appropriately obtained; (ii) review the trading activity of Investment Vehicles; (iii) decide on appropriate disciplinary action in the event of violation of the Policy and reporting of violations to LSV senior management; and (iv) report annually to the board of directors of any investment company clients regarding any issues arising, including material violations of the Policy, sanctions imposed in response to any material violations, and to certify that appropriate procedures are in place.

VII.  RECORDKEEPING

All the above mentioned documents are required to be maintained for at least five years after the fiscal year in which they were generated, the first two years in an easily accessible place.

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VIII. GUIDELINES ON INSIDER TRADING

All Staff Members are required to refrain from trading on the basis of inside information which may be information about LSV or its clients. This Section outlines basic definitions with which Staff Members should be familiar.

WHAT IS "MATERIAL" INFORMATION?

INFORMATION IS MATERIAL WHEN THERE IS A SUBSTANTIAL LIKELIHOOD THAT A REASONABLE INVESTOR WOULD CONSIDER IT IMPORTANT IN MAKING HIS OR HER INVESTMENT DECISIONS. Generally, if disclosing certain information will have a substantial effect on the price of a company's securities, or on the perceived value of the company or of a controlling interest in the company, the information is material, but information may be material even if it does not have any immediate direct effect on price or value.

WHAT IS "NONPUBLIC" INFORMATION?

INFORMATION ABOUT A PUBLICLY-TRADED SECURITY OR ISSUER IS "PUBLIC" WHEN IT HAS BEEN DISSEMINATED BROADLY TO INVESTORS IN THE MARKETPLACE. TANGIBLE EVIDENCE OF SUCH DISSEMINATION IS THE BEST INDICATION THAT THE INFORMATION IS PUBLIC. For example, information is public after it has become available to the general public through a public filing with the SEC or some other governmental agency, the Dow Jones "tape" or the Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

Information about securities that are not publicly traded, or about the issuers of such securities, is not ordinarily disseminated broadly to the public. However, for purposes of this Policy, such private information may be considered "public" private information to the extent that the information has been disclosed generally to the issuer's security holders and creditors. For example, information contained in a private placement memorandum to potential investors may be considered "public" private information with respect to the class of persons who received the memorandum, BUT MAY STILL BE CONSIDERED "NONPUBLIC" INFORMATION WITH RESPECT TO CREDITORS WHO WERE NOT ENTITLED TO RECEIVE THE MEMORANDUM. As another example, a controlling shareholder may have access to internal projections that are not disclosed to minority shareholders; such information would be considered "nonpublic" information.

WHO IS AN INSIDER?

Unlawful insider trading occurs when a person with a duty not to take advantage of material nonpublic information violates that duty. A person in possession of such information but not subject to such a duty is not prohibited from trading. Whether a duty exists is a complex legal question. This portion of the Policy is intended to provide an overview only, and should not be read as an exhaustive discussion of ways in which persons may become subject to insider trading prohibitions.

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Insiders of a company include its officers, directors (or partners), and employees, and may also include a controlling shareholder or other controlling person. A person who has access to information about the company because of some special trust or other confidential relationship with a company is considered a temporary insider of that company. Investment advisers, lawyers, auditors, financial institutions, and certain consultants AND ALL OF THEIR OFFICERS, DIRECTORS OR PARTNERS, AND EMPLOYEES are all likely to be temporary insiders of their clients.

Officers, directors or partners, and employees of a controlling shareholder may be temporary insiders of the controlled company, or may otherwise be subject to a duty not to take advantage of inside information.

WHAT IS MISAPPROPRIATION?

Misappropriation usually occurs when a person acquires inside information about Company A in violation of a duty owed to Company B. For example, an employee of Company B may know that Company B is negotiating a merger with Company A; the employee has material nonpublic information about Company A and must not trade in Company A's shares.

As another example, Staff Members who, because of their association with LSV, receive inside information as to the identity of the companies being considered for investment by Investment Vehicles or by other clients, have a duty not to take advantage of that information.

WHAT IS TIPPING?

Tipping is passing along inside information; the recipient of a tip (the "tippee") becomes subject to a duty not to trade while in possession of that information. A tip occurs when an insider or misappropriator (the "tipper") discloses inside information to another person, who knows or should know that the tipper was breaching a duty by disclosing the information and that the tipper was providing the information for an improper purpose.

HOW TO IDENTIFY INSIDE INFORMATION

Before executing any securities transaction for your personal account or for others, you must consider and determine WHETHER YOU HAVE ACCESS TO MATERIAL, NONPUBLIC INFORMATION. If you THINK that you might have access to material, nonpublic information, you should take the following steps:

i. Report the information and proposed trade immediately to Compliance.

ii. Do not purchase or sell the securities on behalf of yourself or others.

iii. Do not communicate the information inside or outside LSV, other than to Compliance.

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VIII. CODE OF CONDUCT

1. LSV expects that all Staff Members maintain the highest standard of personal conduct.

2. LSV expects that all Staff Members maintain the confidentiality of all information entrusted by the client, to the fullest extent permitted by law.

3. LSV expects that all Staff Members serve the financial interest of clients and that all recommendations to clients and decisions on behalf of clients shall be made solely in the interest of clients.

4. LSV expects that all Staff Members provide to clients all requested information as well as other information they may need to make informed decisions. All client inquiries shall be answered promptly, completely and truthfully.

5. LSV expects that Staff Members involved in sales situations discuss fully with the prospective client the nature of services provided for compensation received. All financial relationships, direct or indirect between consultants, broker/dealers, plan officials and sponsors or others shall be fully disclosed.

6. LSV expects that all Staff Members comply fully with all statutory and regulatory requirements.


ACKNOWLEDGEMENT


I have read and I understand the Policy. I certify that I have, to date, complied and will continue to comply with the Policy. I understand that any violation may lead to sanctions, including my dismissal.


Signature:                                      Date:
          ----------------------------------         --------------------

Name (please print):
                    --------------------------------

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